Exhibit 8.3

October 22, 2015

Gramercy Property Trust Inc.
521 Fifth Avenue, 30th Floor
New York, New York 10175

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the "Registration Statement") of Chambers Street Properties, a Maryland real estate investment trust ("Chambers Street"), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed combination of Gramercy Property Trust Inc., a Maryland corporation, and Chambers Street.

        We have participated in the preparation of the discussion set forth in the section entitled "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES—Tax Consequences of the Merger" in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz